EXPENSE LIMITATION AGREEMENT

MUTUAL FUND AND VARIABLE INSURANCE TRUST

EXPENSE LIMITATION AGREEMENT, by and between Rational Advisors, Inc. (the “Adviser”), formerly known as Huntington Asset Advisors, Inc., and Mutual Fund and Variable Insurance Trust (the “Trust”), formerly known as The Huntington Funds, on behalf of each series of the Trust listed on Exhibit A (each a “Fund” and together the “Funds”).

WHEREAS, the Trust is a Delaware business trust organized under an Agreement and Declaration of Trust (“Declaration of Trust”), and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type, and each fund is a series of the Trust; and

WHEREAS, the Trust and the Adviser have entered into an Advisory Agreement pursuant to which the Adviser provides investment advisory services to each Funs for compensation based on the value of the average daily net assets of the Fund; and

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Funds, and, therefore, have entered into this Expense Limitation Agreement (the “Agreement”), in order to maintain the expense ratios of the Funds at the levels specified on Exhibit A hereto (“Operating Expense Limit”); and

WHEREAS, the Trust and the Adviser have determined that the Adviser shall be entitled to a recoupment from the Fund of any waived and/or reimbursed amounts for a period of up to three (3) years from the date of the waiver and/or reimbursement, in accordance with the provision specified in Section 1.5 hereto; and

NOW, THEREFORE, the parties hereto agree that the Agreement provides as follows:

1. Expense Limitation.

1.1 APPLICABLE EXPENSE LIMIT. To the extent that the aggregate expenses of every character incurred by a Fund in any fiscal year, including but not limited to, advisory fees of the Adviser (but excluding acquired fund fees and expenses, brokerage costs, interest, taxes and dividends and extraordinary expenses, such as litigation or reorganizational costs) (“Fund Operating Expenses”), exceed the Operating Expense Limit, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

1.2 METHOD OF COMPUTATION. To determine the Adviser’s liability with respect to the Excess amount, each month the Funds Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed a Fund’s Operating Expense Limit, the Adviser shall waive or reduce its advisory fee for such month by an amount, or remit an amount to the Fund, sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.

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1.3 YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

1.4 RECOUPMENT. The Adviser shall be entitled to recoup from a Fund any waived and/or reimbursed amounts for a period of up to three (3) years from the date of the waiver and/or reimbursement, provided such recoupment does not cause the Fund’s total annual fund operating expenses (exclusive of acquired fund fees and expenses, brokerage costs, interest, taxes and dividends, and extraordinary expenses) to exceed the lesser of expense limits in effect at the time of such reimbursement and any expense limits in place at the time of the recoupment. The Adviser shall report to the Board of Trustees on a quarterly basis any waived and/or reimbursed amounts and any recoupment.

2. Term and Termination of Agreement.

This Agreement with respect to a Fund shall continue in effect through to the date listed on Exhibit A, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust. This Agreement shall terminate automatically upon the termination of the Advisory Agreement. The Adviser may elect in its discretion to terminate this Agreement for a Fund for any period following the term period of this Agreement, but no such termination shall affect the obligation (including the amount of the obligation) of the Fund to repay amounts of waived fees or reimbursed expenses with respect to periods prior to such termination.

3. Miscellaneous.

3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions thereof or otherwise affect their construction or effect.

3.2 INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or a Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3.3 DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to, the advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly, effective as of the day and year first above written.

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MUTUAL FUND AND VARIABLE

INSURANCE TRUST

By: __/s/ Tobias Caldwell_________

Name: Tobias Caldwell

Title: Trustee

RATIONAL ADVISORS, INC.

By: ___/s/_Jerry Szilagyi________

Name: Jerry Szilagyi

Title: President

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Exhibit A

Operating Expense Limits

As of April 11, 2017

Fund	Class	Operating Expense Limit	Term
Rational Strategic Allocation Fund	Class A Class C Institutional Class T	0.70% 1.45% 0.45% 0.70%	April 30, 2018
Rational Dividend Capture Fund	Class A Class C Institutional Class T	1.25% 1.75% 1.00% 1.25%	April 30, 2018
Rational Risk Managed Emerging Markets	Class A Class C Institutional Class T	1.50% 2.25% 1.25% 1.50%	April 30, 2018
Rational Real Strategies Fund	Class A Class C Institutional Class T	1.25% 2.00% 1.00% 1.25%	April 30, 2018
Rational Defensive Growth Fund	Class A Class C Institutional Class T	1.25% 1.75% 1.00% 1.25%	April 30, 2018
Rational Iron Horse Fund	Class A Class C Institutional Class T	1.95% 2.70% 1.70% 1.95%	April 30, 2018
Rational Dynamic Momentum Fund	Class A Class C Institutional Class T	2.22% 2.97% 1.97% 2.22%	April 30, 2018
Rational Select Asset Fund	Class A Class C Institutional Class T	1.75% 2.50% 1.50% 1.75%	April 30, 2018
Rational Total Return Income Fund	Class A Class C Institutional Class T	2.00% 2.75% 1.75% 2.00%	April 30, 2019
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Rational Dividend Capture VA Fund	N/A	1.25%	April 30, 2018
Rational Insider Buying VA Fund	N/A	1.25%	April 30, 2018
Rational Dynamic Momentum VA Fund	Class A Institutional	2.47% 1.97%	April 30, 2018

Mutual Fund and Variable Insurance Trust

By: ________/s/ Tobias Caldwell_______

Print Name: Tobias Caldwell

Title: Trustee

Rational Advisors, Inc.

By: _____/s/ Jerry Szilagyi____________

Print Name: Jerry Szilagyi

Title: President